Exhibit 99.1

LBI Media, Inc. Reports Third Quarter 2009 Results

Burbank, CA – November 16, 2009 – LBI Media, Inc. announced its financial results today for the three and nine months ended September 30, 2009.

For the three months ended September 30, 2009, net revenues decreased by $3.0 million, or 9.7%, to $27.5 million, from $30.5 million for the same period in 2008. Net revenues for the nine months ended September 30, 2009 decreased by $13.1 million, or 14.6%, to $77.1 million, from $90.2 million for the same period in 2008.

As discussed in more detail below, last month we entered into a definitive agreement to sell radio station KSEV-AM in our Houston, Texas, market for approximately $6.5 million in cash, subject to certain adjustments. In accordance with Accounting Standards Codification (“ASC”) 360 “Impairment or Disposal of Long-Lived Assets”, we have reported the operating results of KSEV-AM for all periods presented in discontinued operations within the consolidated statements of operations.

Commenting on the company’s earnings results, Lenard Liberman, our CEO and President said, “Our third quarter financial results were impacted by the continued economic downturn and challenging advertising environment. Despite the difficult conditions, we continued to execute our strategy of capitalizing on our high-quality programming and the strong value proposition we deliver to our advertising partners. While we have seen some improvement in the third quarter with respect to broadcast revenue performance, as compared to the first and second quarters of this year, there are markets like Southern California that remain very challenged. The challenges facing broadcasters before a market turnaround are still considerable. However, we remain optimistic for the future.

“The much-anticipated launch of our national television network, EstrellaTV, took place on September 14th. The launch has been successful and the network is performing in line with our expectations. During the third quarter, we signed an affiliation agreement with Sinclair Broadcast Group, Inc. for a television station in Las Vegas, Nevada, the 22nd largest Hispanic market in the country. Combined with our six owned and operated stations and our affiliated stations, we now have distribution in 24 markets covering over 67% of U.S. Hispanic television households. We have several affiliation agreements pending and are pursuing additional distribution partnerships in Hispanic markets throughout the U.S.

“Looking at the performance of our other stations, we continue to deliver strong ratings in our markets and our diverse programming has captured dedicated audiences. Our programming lineup and ratings performance has improved as a result of the positive reception of our newly introduced shows, including Tengo Talento, Mucho Talento, a celebrity-judged talent show that began airing in early October. This show has garnered a ratings increase of over 150% year-over-year in a very competitive time slot. While we are taking concerted steps to strengthen our programming, we also remain focused on containing our operating costs and are actively promoting cost-saving measures across our operations.

“Moving forward, we remain committed to strengthening our programming lineup, driving ratings gains across our radio and TV properties, as well as delivering strong national network ratings, and monetizing our growing audience. Given our strong market position, our attractive radio and TV broadcasting assets, and our recently launched EstrellaTV network, we believe we will be in position to generate growth when the economy recovers.”

Results for the Three Months Ended September 30, 2009

Net revenues decreased by $3.0 million, or 9.7%, to $27.5 million for the three months ended September 30, 2009, as compared to $30.5 million for the same period in 2008. This change was primarily attributable to decreased total advertising revenue in both our radio and television segments, reflecting the general decline in the advertising industry due to the U.S. recession.

Net revenues for our radio segment decreased by $0.7 million, or 3.9%, to $16.5 million for the three months ended September 30, 2009, from $17.2 million for the same period in 2008. This change was primarily attributable to a decline in advertising revenue in our Southern California market.

Net revenues for our television segment decreased by $2.3 million, or 17.2%, to $11.0 million for the three months ended September 30, 2009, from $13.3 million for the same period in 2008. This decrease was primarily attributable to lower advertising revenue in our Los Angeles, Dallas and Salt Lake City television markets, reflecting the continuing downturn in the local and U.S. economies.

Total operating expenses increased by $26.5 million, or 39.0%, to $94.4 million for the three months ended September 30, 2009, from $67.9 million for the same period in 2008. The increase was primarily the result of an increase in broadcast license impairment charges of $28.4 million. Excluding the broadcast license impairment charges, total operating expenses decreased by $1.9 million, or 9.0%, to $19.3 million for the three months ended September 30, 2009. The decrease was primarily attributable to a $1.0 million decline in program and technical expenses, primarily resulting from an increase in management’s estimate of the period over which certain of our internally produced programs contribute to our revenues, which deferred expense recognition of certain television production costs. The overall decline in operating expenses was also attributable to a $0.8 million decrease in loss on disposal of property and equipment, which resulted primarily from the write-off in the third quarter of 2008 of assets related to property damage caused by Hurricane Ike.

Adjusted EBITDA(1) decreased by $2.0 million, or 16.0%, to $10.7 million for the three months ended September 30, 2009, as compared to $12.7 million for the same period in 2008. This change was primarily the result of the overall decline in radio and television advertising revenues, partially offset by the reduction in program and technical expenses, as described above.

Income from discontinued operations, net of taxes, decreased to $0.1 million for the three months ended September 30, 2009, as compared to $0.3 million for the same period in 2008, a change of $0.2 million. The decrease was primarily attributable to a $0.3 million broadcast license impairment charge in the third quarter of 2009, as compared to no charge recorded during the corresponding period in 2008.

We recognized a net loss of $76.9 million for the three months ended September 30, 2009, as compared to a loss of $29.4 million for the same period in 2008, an increase of $47.5 million. This change was primarily attributable to the $29.5 million increase in operating loss, based on the factors discussed above, and an income tax provision of $3.3 million for the three months ended September 30, 2009, as compared to an income tax benefit of $15.6 million for the same period in 2008.

Results for the Nine Months Ended September 30, 2009

Net revenues decreased by $13.1 million, or 14.6%, to $77.1 million for the nine months ended September 30, 2009, from $90.2 million for the same period in 2008. The change was primarily attributable to decreased advertising revenue in most of our radio and television markets, reflecting the general decline in the advertising industry consistent with the continuing downturn in the local and U.S. economies.

Net revenues for our radio segment decreased by $4.9 million, or 9.8%, to $45.0 million for the nine months ended September 30, 2009, from $49.9 million for the same period in 2008. This change was primarily attributable to a decline in advertising revenue in our California and Texas markets.

Net revenues for our television segment decreased by $8.2 million, or 20.4%, to $32.1 million for the nine months ended September 30, 2009, from $40.3 million for the same period in 2008. This decrease was primarily attributable to lower advertising revenue in all of our markets, reflecting the continuing downturn in the local and U.S. economies.

Total operating expenses increased by $75.6 million, or 70.1%, to $183.5 million for the nine months ended September 30, 2009, as compared to $107.9 million for the same period in 2008. The increase was primarily the result of a $79.9 million increase in broadcast license impairment charges. Excluding the impact of the impairment charges, total operating expenses decreased by $4.2 million, or 6.9%, to $57.0 million for the nine months ended September 30, 2009. This decrease was the result of a $3.3 million decline in program and technical expenses, primarily resulting from an increase in management’s estimate of the period over which certain of our internally produced programs contribute to our revenues. This benefit realized from deferring the period over which certain television production costs are expensed was partially offset by an increase in music license and ratings service fees. In addition, selling, general and administrative expenses decreased by $0.7 million, primarily as a result of staff reductions and lower sales commissions as a result of reduced sales and commission payout rates.

Adjusted EBITDA(1) decreased by $8.9 million, or 24.0%, to $28.3 million for the nine months ended September 30, 2009, from $37.2 million for the same period in 2008. This change was primarily the result of the overall decline in radio and television advertising revenues, partially offset by the decrease in program and technical expenses and selling, general and administrative expenses.

Income from discontinued operations, net of taxes, decreased to $0.7 million for the nine months ended September 30, 2009, as compared to $1.0 million for the same period in 2008, a change of $0.3 million. The decrease was primarily attributable to a $0.3 million broadcast license impairment charge recognized during the nine months ended September 30, 2009, as compared to no charge recorded during the corresponding period in 2008, and a decrease in the benefit from income taxes.

(1) We define Adjusted EBITDA as net income or loss less income from discontinued operations, net of taxes, plus income tax benefit or expense, net interest expense, interest rate swap income or expense, impairment of broadcast licenses, depreciation, stock-based compensation expense, loss on disposal of property and equipment and other non-cash gains or losses. Management considers this measure an important indicator of our liquidity relating to our operations because it eliminates the effects of certain non-cash items, our discontinued operations and our capital structure. This measure should be considered in addition to, but not as a substitute for, or superior to, other measures of liquidity and financial performance prepared in accordance with accounting principles generally accepted in the U.S., such as cash flows from operating activities, operating income or loss and net income or loss. In addition, our definition of Adjusted EBITDA may differ from those of many companies reporting similarly named measures. See tables at the end of this press release for a reconciliation of net cash (used in) provided by operating activities to Adjusted EBITDA.

We recognized a net loss of $113.1 million for the nine months ended September 30, 2009, as compared to $28.9 million for the same period in 2008. This change was primarily attributable to the $79.9 million increase in broadcast license impairment charges and the other factors noted above.

Recent Developments

In October 2009, we entered into an asset purchase agreement to sell radio station KSEV-AM to Patrick Broadcasting, LP for $6.5 million in cash, subject to certain adjustments. Consummation of the sale is subject to regulatory approval from the FCC and to other customary closing conditions.

Third Quarter 2009 Conference Call

We will host a conference call to discuss our financial results for the period ended September 30, 2009 on Monday, November 16, 2009 at 4:30 PM Eastern Time. Interested parties may participate in the conference call by dialing (888) 280-4443 beginning fifteen minutes prior to the scheduled start time of the call, asking for the “LBI Media, Inc. Third Quarter 2009 Results Conference Call”, and providing confirmation code 5132254 to the operator. The conference call will be recorded and made available for replay through Friday, November 20, 2009. Investors may listen to the replay of the call by dialing (888) 203-1112 then entering the passcode 5132254.

Information for Holders of LBI Media’s 8 1/2% Senior Subordinated Notes due 2017

Results for LBI Media, Inc.’s three and nine months ended September 30, 2009 will be posted on our website at www.lbimedia.com/investors.html. Holders and beneficial owners of LBI Media, Inc.’s 8 1/2% Senior Subordinated Notes due 2017 may access this information by contacting Wisdom Lu at (818) 729-5316 to receive a temporary username and password.

About LBI Media, Inc.

We are one of the largest owners and operators of Spanish-language radio and television stations in the United States, based on revenues and number of stations. We own 22 radio stations (fifteen FM and seven AM) and six television stations in greater Los Angeles, CA (including Riverside, San Bernardino and Orange counties), Houston, TX, Dallas-Ft. Worth, TX, San Diego, CA, Salt Lake City, UT and Phoenix, AZ. We also own three television production facilities that we use to produce television programming. We are also affiliated with seventeen television stations in various states serving specific market areas including six in Texas, four in Florida, two in California and one each in Arizona, Nevada, New Mexico, New York and Oregon.

Forward Looking Statements

This news announcement contains certain forward-looking statements within the meaning of the U.S. securities laws. These statements are based upon current expectations and involve certain risks and uncertainties, including those related to the expected future operating performance of our radio stations, television stations and studio operations. Forward-looking statements include but are not limited to information preceded by, or that include the words, “believes”, “expects”, “prospects”, “pacings”, “anticipates”, “could”, “estimates”, “forecasts” or similar expressions. The reader should note that these statements may be impacted by several factors, including economic changes, regulatory changes, increased competition, the timing of announced acquisitions or station upgrades, changes in the broadcasting industry generally, and changes in interest rates. Accordingly, our actual performance and results may differ significantly from those anticipated in the forward-looking statements. Please see the recent public filings of our parent, LBI Media Holdings, Inc., for information about these and other risks that may affect us. We and our parent, LBI Media Holdings, Inc., undertake no obligation to update or revise the information contained herein because of new information, future events or otherwise.

Contact: Wisdom Lu, CFA

Chief Financial Officer

(818) 729-5316

Results of Operations:

LBI MEDIA, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Net revenues	$27,520	$30,493	$77,062	$90,203

Operating expenses:
Program and technical, exclusive of depreciation shown below	5,914	6,889	16,130	19,407
Promotional, exclusive of depreciation shown below	878	1,026	2,139	2,339
Selling, general and administrative, exclusive of depreciation shown below	10,084	9,906	30,522	31,253
Depreciation	2,441	2,579	7,259	7,407
Loss on disposal of property and equipment	—	824	941	824
Impairment of broadcast licenses	75,077	46,666	126,543	46,666

Total operating expenses	94,394	67,890	183,534	107,896

Operating loss	(66,874)	(37,397)	(106,472)	(17,693)
Interest expense, net of amounts capitalized	(7,159)	(7,380)	(21,214)	(22,430)
Interest rate swap income (expense)	234	(88)	1,591	(14)
Equity in losses of equity method investment	(40)	(213)	(103)	(213)
Impairment of equity method investment	—	(161)	—	(161)
Interest and other income (expense)	146	(38)	366	18

Loss before (provision for) benefit from income taxes and discontinued operations	(73,693)	(45,277)	(125,832)	(40,493)
(Provision for) benefit from income taxes	(3,310)	15,575	12,034	10,666

Loss from continuing operations	(77,003)	(29,702)	(113,798)	(29,827)

Income from discontinued operations, net of tax (provision) benefit of $0, $0, $0 and $0	55	318	688	962

Net loss	$(76,948)	$(29,384)	$(113,110)	$(28,865)

Adjusted EBITDA (2)	$10,650	$12,672	$28,292	$37,204

(2)

Refer to our definition of Adjusted EBITDA in footnote (1). Also, see the tables at the end of this press release for a reconciliation of net cash (used in) provided by operating activities to Adjusted EBITDA.

Results of Operations (continued):

LBI MEDIA, INC.

UNAUDITED SELECTED SEGMENT DATA

(In thousands)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2009	2008	% Change	2009	2008	% Change

Net revenues:
Radio	$16,465	$17,136	-4%	$44,982	$49,891	-10%
Television	11,055	13,357	-17%	32,080	40,312	-20%

Total	$27,520	$30,493	-10%	$77,062	$90,203	-15%

Total operating expenses before stock-based compensation expense, depreciation, loss on disposal of property and equipment and impairment of broadcast licenses:
Radio	$8,761	$8,652	-1%	$25,421	$24,700	3%
Television	8,109	9,169	-12%	23,349	28,299	-17%

Total	$16,870	$17,821	-5%	$48,770	$52,999	-8%

Stock-based compensation expense:
Corporate	$6	$—	100%	$21	$—	100%

Total	$6	$—	100%	$21	$—	100%

Depreciation:
Radio	$1,203	$1,282	-6%	$3,600	$3,768	-5%
Television	1,238	1,297	-5%	3,659	3,639	1%

Total	$2,441	$2,579	-5%	$7,259	$7,407	-2%

Loss on disposal of property and equipment:
Radio	$—	$425	-100%	$32	$425	-93%
Television	—	399	-100%	909	399	128%

Total	$—	$824	-100%	$941	$824	14%

Impairment of broadcast licenses:
Radio	$47,154	$33,989	39%	$79,040	$33,989	133%
Television	27,923	12,677	120%	47,503	12,677	275%

Total	$75,077	$46,666	61%	$126,543	$46,666	171%

Operating loss:
Radio	$(40,653)	$(27,212)	49%	$(63,111)	$(12,991)	386%
Television	(26,215)	(10,185)	157%	(43,340)	(4,702)	822%
Corporate	(6)	—	100%	(21)	—	100%

Total	$(66,874)	$(37,397)	79%	$(106,472)	$(17,693)	502%

Adjusted EBITDA (3):
Radio	$7,704	$8,484	-9%	$19,561	$25,191	-22%
Television	2,946	4,188	-30%	8,731	12,013	-27%

Total	$10,650	$12,672	-16%	$28,292	$37,204	-24%

(3) See footnote (1). Also, see the tables at the end of this release for a reconciliation of operating loss for each segment to Adjusted EBITDA for such segment.

Results of Operations (continued):

LBI MEDIA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30,	December 31,
	2009	2008
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,109	$450
Accounts receivable, net	20,488	18,244
Current portion of program rights, net	288	457
Amounts due from related parties	213	175
Current portion of notes receivable from related parties	465	457
Current portion of employee advances	735	744
Prepaid expenses and other current assets	1,627	1,859
Assets held for sale	5,197	—

Total current assets	30,122	22,386

Property and equipment, net	93,574	95,745
Broadcast licenses, net	161,659	292,343
Deferred financing costs, net	6,236	7,186
Notes receivable from related parties, excluding current portion	2,542	2,399
Employee advances, excluding current portion	911	888
Program rights, excluding current portion	5,038	738
Notes receivable from LBI Media Holdings, Inc.	13,965	9,926
Other assets	5,551	5,420

Total assets	$319,598	$437,031

Liabilities and shareholder’s (deficiency) equity
Current liabilities:
Cash overdraft	$—	$395
Accounts payable	2,270	4,414
Accrued liabilities	6,707	4,071
Accrued interest	3,880	8,542
Amounts due to LBI Media Holdings, Inc.	689	—
Current portion of long-term debt	1,353	1,347

Total current liabilities	14,899	18,769

Long-term debt, excluding current portion	382,654	369,615
Fair value of interest rate swap	6,036	7,627
Deferred income taxes	11,956	23,691
Other liabilities	1,604	1,684

Total liabilities	417,149	421,386

Shareholder’s (deficiency) equity:
Common stock	—	—
Additional paid-in capital	101,770	101,856
Accumulated deficit	(199,321)	(86,211)

Total shareholder’s (deficiency) equity	(97,551)	15,645

Total liabilities and shareholder’s (deficiency) equity	$319,598	$437,031

Results of Operations (continued):

The table set forth below reconciles net cash (used in) provided by operating activities, calculated and presented in accordance with U.S. generally accepted accounting principles, to Adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(In thousands)
Net cash (used in) provided by operating activities	$(713)	$1,346	$860	$5,410
Add:
Income tax expense (benefit)	3,310	(15,575)	(12,034)	(10,666)
Interest expense and interest and other income, net	7,013	7,418	20,848	22,412
Less:
Effect of discontinued operations	(347)	(340)	(1,015)	(1,020)
Amortization of deferred financing costs	(318)	(285)	(950)	(914)
Amortization of discount on subordinated notes	(69)	(64)	(204)	(189)
Amortization of program rights	(1,093)	(133)	(2,107)	(413)
Provision for doubtful accounts	(969)	(292)	(1,660)	(929)
Loss on sale of property and equipment	—	(62)	—	(62)
Changes in operating assets and liabilities:
Cash overdraft	—	—	395	—
Accounts receivable	1,460	(100)	3,904	5,493
Program rights	2,284	—	6,238	1,159
Amounts due from related parties	—	4	20	39
Prepaid expenses and other current assets	(17)	154	(232)	35
Employee advances	7	14	14	418
Accounts payable	237	(996)	1,271	43
Accrued liabilities	(661)	323	(2,676)	454
Amounts due to LBI Media Holdings, Inc.	(689)	—	(689)	—
Accrued interest	4,832	4,850	4,662	5,054
Deferred income taxes	(3,309)	15,585	11,735	10,813
Other assets and liabilities	(308)	825	(88)	67

Adjusted EBITDA	$10,650	$12,672	$28,292	$37,204

The following is a reconciliation of operating loss to Adjusted EBITDA for our radio segment:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(In thousands)
Radio division operating loss	$(40,653)	$(27,212)	$(63,111)	$(12,991)
Depreciation	1,203	1,282	3,600	3,768
Loss on disposal of property and equipment	—	425	32	425
Impairment of broadcast licenses	47,154	33,989	79,040	33,989

Radio division Adjusted EBITDA	$7,704	$8,484	$19,561	$25,191

The following is a reconciliation of operating loss to Adjusted EBITDA for our television segment:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(In thousands)
Television division operating loss	$(26,215)	$(10,185)	$(43,340)	$(4,702)
Depreciation	1,238	1,297	3,659	3,639
Loss on disposal of property and equipment	—	399	909	399
Impairment of broadcast licenses	27,923	12,677	47,503	12,677

Television division Adjusted EBITDA	$2,946	$4,188	$8,731	$12,013